As filed with the Securities and Exchange Commission on February 28, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SYSOREX GLOBAL

(Exact name of registrant as specified in its charter)

Nevada	88-0434915
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

Telephone: (408) 702-2167

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2011 Employee Stock Incentive Plan, as amended

(Full Title of the Plans)

Kevin Harris

Chief Financial Officer

Sysorex Global

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

Telephone: (408) 702-2167

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Melanie Figueroa, Esq.

Mitchell Silberberg & Knupp LLP

12 East 49th Street, 30th Floor

New York, New York 10017

Telephone: (917) 546-7707

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer,” and “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share	4,848,285	$0.22	$1,066,622.70	$123.62

(1)	Represents additional shares of the common stock, par value $0.001 per share (“Common Stock”), of Sysorex Global (the “Registrant”) authorized for issuance under the Registrant’s Amended and Restated 2011 Employee Stock Incentive Plan, as amended (the “Plan”). This registration statement on Form S-8 (this “Registration Statement”) also includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the Plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended (the “Securities Act”), using the average high and low price for the Registrant’s Common Stock reported by The Nasdaq Capital Market on February 22, 2017.

EXPLANATORY NOTE

This Registration Statement registers an additional 4,848,285 shares of the Registrant’s Common Stock that may be offered and sold under the Registrant’s Amended and Restated 2011 Employee Stock Incentive Plan, as amended (the “Plan”). This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which one or more other registration statements filed on this form relating to the same employee benefit plan are effective. Pursuant to General Instruction E. to Form S-8, the contents of the Registrant’s previously filed registration statement on Form S-8 relating to the Plan (File No. 333-195655), filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2014, including any amendments thereto or filings incorporated therein, are hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants of the Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference in this Registration Statement:

(a)	The Registrant’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Commission on March 30, 2016, as amended by Amendment No. 1 on Form 10-K/A, as filed with the Commission on April 29, 2016;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016, as filed with the Commission on May 16, 2016, August 15, 2016 and November 16, 2016 (and related Notification of Late Filing on Form 12b-25 filed with the Commission in connection therewith on November 15, 2016), respectively;

(c)	The Registrant’s Current Reports on Form 8-K as filed with the Commission on June 9, 2016, August 10, 2016 (other than any portion of the filing that is furnished rather than filed pursuant to Item 7.01), September 30, 2016, November 15, 2016, November 18, 2016, November 28, 2016, December 2, 2016 and December 12, 2016 (two filings on this date) (other than any portion of the filings that is furnished rather than filed pursuant to Item 7.01); and

(d)	The description of the Registrant’s Common Stock included in the registration statement on Form 8-A, as filed with the Commission on April 7, 2014.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

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Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended Articles of Incorporation of the Registrant.

Under Nevada law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

●	conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

●	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Registrant will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Registrant) by reason of the fact that he or she is or was a director of the Registrant or is or was serving as a director, officer, employee or agent of another entity at the request of the Registrant or any predecessor of the Registrant against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such action or proceeding.

The Registrant’s Bylaws further provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative  or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Registrant or is or was serving at the request of the Registrant or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and  amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The board of directors may, in its discretion, cause the expense of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. No such person shall be indemnified against, or be reimbursed for, any expense or payments incurred in connection with any claim or liability established to have arisen out of his own willful misconduct or gross negligence.  Any right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under the bylaws.

The Registrant also carries liability insurance for its directors and officers.

The Registrant has entered into, and will enter into in the future, indemnification agreements with the individuals who serve as its officers and directors. Pursuant to these agreements, the Registrant will indemnify officers and directors who are made parties to, or threatened to be made parties to, any proceeding by reason of the fact that they are or were officers or directors, or are or were serving at the Registrant's request as a director, officer, employee, or agent of another entity. The agreements require the Registrant to indemnify its officers and directors against all expenses, judgments, fines and penalties actually and reasonably incurred by them in connection with the defense or settlement of any such proceeding, subject to the terms and conditions of the agreements.

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Item 8.	Exhibits

Exhibit No.	Description of Exhibit
*5.1	Opinion of Mitchell Silberberg & Knupp LLP.

10.1	Amended and Restated 2011 Employee Stock Incentive Plan. (1)

10.2	Amendment to Amended and Restated 2011 Employee Stock Incentive Plan. (2)

*23.1	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1).

*23.2	Consent of Marcum LLP, Independent Registered Public Accounting Firm.

*24	Power of Attorney (contained on signature page hereto).

* Filed herewith.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-8 (No. 333-195655) filed on May 2, 2014.

(2)	Incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A (SEC File No. 001-36404) filed with the Commission by the Company on April 30, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on the 28th day of February, 2017.

SYSOREX GLOBAL

By:	/s/ Nadir Ali
Nadir Ali, Chief Executive Officer

We, the undersigned officers and directors of Sysorex Global (the “Company”), hereby constitute and appoint Nadir Ali and Kevin R. Harris and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in their respective names as an officer/director of the Company, a registration statement on Form S-8 (or other appropriate form) relating to the offer and sale of common stock of the Company pursuant to this Registration Statement and any amendments thereto and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Nadir Ali	Chief Executive Officer and Director	February 28, 2017
Nadir Ali	(Principal Executive Officer)

/s/ Kevin R. Harris	Chief Financial Officer	February 28, 2017
Kevin R. Harris	(Principal Financial and Accounting Officer)

/s/ Leonard Oppenheim	Director	February 28, 2017
Leonard Oppenheim

/s/ Kareem Irfan	Director	February 28, 2017
Kareem Irfan

/s/ Tanveer Khader	Director	February 28, 2017
Tanveer Khader

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
*5.1	Opinion of Mitchell Silberberg & Knupp LLP.

10.1	Amended and Restated 2011 Employee Stock Incentive Plan. (1)

10.2	Amendment to Amended and Restated 2011 Employee Stock Incentive Plan. (2)

*23.1	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1).

*23.2	Consent of Marcum LLP, Independent Registered Public Accounting Firm.

*24	Power of Attorney (contained on signature page hereto).

* Filed herewith.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-8 (No. 333-195655) filed on May 2, 2014.

(2)	Incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A (SEC File No. 001-36404) filed with the Commission by the Company on April 30, 2015.

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